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                                                                  Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-34736) pertaining to the 1999 Equity Compensation Plan and Membership Profit Interest Plan of Internet Capital Group, Inc. of our report dated March 11, 1999 (except Note 1 as to which the date is April 1, 1999), with respect to the statements of income, changes in stockholders' equity (deficit) and cash flows of ComputerJobs.com, Inc. for the year ended
December 31, 1998 included in the Internet Capital Group, Inc. Annual Report (Form 10-K) for the year ended December 31, 2000.

                                    /s/ Ernst & Young LLP


Atlanta, Georgia
March 27, 2001